Serina Therapeutics Receives NYSE Deficiency Notification Regarding Shareholders' Equity

– HUNTSVILLE, Jan 15, 2026 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina” or the "Company") (NYSE American: SER), a clinical-stage biotechnology company advancing its lead Investigational New Drug ("IND") candidate, SER-252, for advanced Parkinson's disease, enabled by its proprietary POZ PlatformTM drug optimization technology, received a notice from the New York Stock Exchange ("NYSE") that it is below the continued listing criteria under Sections 1003(a)(i) and (ii) of the NYSE's listing standards set forth in Part 10 of the NYSE American Company Guide ("Company Guide"), because the Company reported stockholders' equity of $1.6 million as of September 30, 2025, and has had losses in three of its four most recent fiscal years ended December 31, 2024. The Company is also not currently eligible for any exemption in Section 1003(a) of the Company Guide from the stockholders' equity requirements.

In connection with its non-compliance with Sections 1003(a)(i) and (ii) of the Company Guide, the Company must submit a plan by February 8, 2026, advising of actions it has taken or will take to regain compliance with the continued listing standards by July 9, 2027 which is eighteen months from receipt of the notification letter (“Cure Period”). If the NYSE American accepts the plan, the Company will be able to continue its listing during the Cure Period and will be subject to periodic reviews including quarterly monitoring for compliance with the plan until it has regained compliance. If the plan is not accepted by the NYSE American, the letter states that delisting proceedings will commence.

About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

About the POZ PlatformTM
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.

Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.

About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions.

Cautionary Statement Regarding Forward-Looking Statement
References in this Report to “Serina,” “the Company,” “we” or “us” refer to Serina Therapeutics, Inc. This release contains forward-looking statements within the meaning of federal securities laws. All statements that are not historical fact, including statements about the Company’s response to the FDA’s clinical hold letter, Serina’s planned clinical programs, including timing for first-patient-in and resolution of the clinical hold and customary regulatory and ethics approvals, the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.

Actual results may differ materially from those projected in such statements due to a variety of important factors including, among other things, the timing and extent of the FDA's clinical-hold letter and of Serina's response, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; Serina’s ability to continue as a going concern; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630